Exhibit 99.1

Mirant Reports Results for First Quarter 2007

News Release

Media contact:

Felicia Browder, 678 579 3111
felicia.browder@mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

May 10, 2007

Mirant Reports Results for First Quarter 2007

•                  A net loss of $52 million versus net income of $467 million for the first quarter of  2006 principally driven by a net change of $605 million for unrealized mark-to market gains and losses

•                  Adjusted EBITDA from continuing operations up 21% to $220 million from $182 million for the first quarter of 2006

ATLANTA — Mirant Corporation (NYSE: MIR) today reported a net loss of $52 million for the quarter ended March 31, 2007, compared to net income of $467 million for the same period in 2006, principally driven by a net change of $605 million for unrealized mark-to market gains and losses. Diluted per share results for the first quarter of 2007 were a loss of $0.20 per share, compared to income of $1.51 per diluted share for the same period in 2006.

Mirant reported adjusted net income of $218 million for the first quarter of 2007, or earnings per diluted share of $0.78, compared to adjusted net income for the first quarter of 2006 of $142 million, or earnings per diluted share of $0.46. Adjusted net income excludes unrealized mark-to-market gains and losses and other non-recurring items.

Adjusted EBITDA from continuing operations, which excludes unrealized mark-to-market gains and losses and other non-recurring items, was $220 million for the quarter, compared to $182 million for the same period in 2006. Both the first quarter of

2007 and the first quarter of 2006 benefited from incremental realized value from hedging.  The period over period increase for the quarter was principally due to higher realized gross margin in the Mid-Atlantic segment.

“We are pleased with our 21% increase in adjusted EBITDA. The hedges we had in place during the quarter offset the negative effect of mild weather in the first half of the quarter, while colder weather in the second half of the quarter allowed us to capture additional value from the market,” said Edward R. Muller, chairman and chief executive officer.

Net cash provided by operating activities during the first quarter of 2007 was $251 million.

As of March 31, 2007, the company’s continuing operations had cash and cash equivalents of $1.124 billion, total available liquidity of $1.761 billion and total outstanding debt of $3.141 billion.

Adjusted EBITDA from discontinued operations, which excludes unrealized mark-to-market gains and losses and other non-recurring items, was $148 million for the quarter, compared to $158 million for the same period in 2006.

Earnings Call

Mirant is hosting an earnings call today to discuss its first quarter 2007 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m. New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 800.289.0572 (International 913.981.5543) and entering pass code 1431946.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m. New York City time. A replay also will be available by dialing 888.203.1112 (International 719.457.0820) and entering the pass code 1431946.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 13,550 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Adjusted Net Income and Adjusted EBITDA

Quarter Ending March 31, 2007

(in millions)

	Continuing Operations	EPS[1]	Discontinued Operations	EPS[1]	Total	Total EPS[1]

Net income (loss)	$(134)	($0.52)	$82	$0.32	$(52)	($0.20)
Adjustment to GAAP EPS for dilution	—	0.04	—	(0.03)	—	0.01
Diluted EPS	—	(0.48)	—	0.29	—	(0.19)
Mark-to-market losses	305	1.10	6	0.02	311	1.12
Gain on sales of assets, net	(2)	(0.01)	(15)	(0.05)	(17)	(0.06)
Bankruptcy charges and legal contingencies	10	0.04	—	—	10	0.04
Bonus plan for dispositions	8	0.03	—	—	8	0.03
Postretirement benefit curtailment	(32)	(0.12)	—	—	(32)	(0.12)
Prior year tax adjustment	—	—	(54)	(0.20)	(54)	(0.20)
Sual outage adjustments, net of taxes	—	—	27	0.10	27	0.10
Benefit for income taxes (valuation allowance adjustment)	(27)	(0.10)	44	0.16	17	0.06
Adjusted net income	$128	$0.46	$90	$0.32	$218	$0.78

Provision for income taxes	12		32		44
Interest, net	48		24		72
Depreciation and amortization	32		2		34
Adjusted EBITDA	$220		$148		$368

1Total diluted shares: 278 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income and Adjusted EBITDA

Quarter Ending March 31, 2006

(in millions)

	Continuing Operations	EPS[1]	Discontinued Operations	EPS[1]	Total	Total EPS[1]

Net income	$424	$1.37	$43	$0.14	$467	$1.51
Mark-to-market losses (gains)	(300)	(0.97)	2	0.01	(298)	(0.96)
Gain on sales of assets, net	(40)	(0.13)	—	—	(40)	(0.13)
Impairment loss on minority owned affiliates	—	—	7	0.02	7	0.02
Bankruptcy charges	6	0.02	—	—	6	0.02
Adjusted net income	$90	$0.29	$52	$0.17	$142	0.46

Provision for income taxes	1		46		47
Interest, net	58		18		76
Depreciation and amortization	33		42		75
Adjusted EBITDA	$182		$158		$340

1Total diluted shares: 309 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Cash and Cash Equivalents to Liquidity

At March 31, 2007

(in millions)

Continuing Operations
Cash and cash equivalents	$1,124
Less: cash restricted due to bankruptcy of New York entities and reserved for working capital or other purposes	(146)

Available under credit facilities	783
Total available liquidity	$1,761

Liquidity is a non-GAAP financial measure. Management and some members of the investment community utilize liquidity to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity; changes in state, federal and other regulations (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected, including outages for unscheduled maintenance or repair, Mirant’s ability to consummate the sale of its Philippine and Caribbean business, as well as any adverse impacts on its credit ratings that may result from such sales; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity  and other commodities in the energy markets, or the extent and timing of the entry of additional competition in Mirant’s markets or those  of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions  in fuel or other commodities; deterioration in the financial condition of our counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in failure to compensate Mirant’s generation units adequately for all their costs; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities; Mirant’s inability to enter into intermediate and long-term contracts to sell power and procure fuel, including transportation, on terms and prices acceptable to it; legislative and regulatory initiatives and changes in the application of laws and regulations by nations and local governments, including increases in tax rates or assessments, in non U.S. jurisdictions in which Mirant’s subsidiaries operate; factors that affect international subsidiaries, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; Mirant’s ability to obtain adequate supply and delivery of fuel for its facilities; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations;  war, terrorist activities or the occurrence of a catastrophic loss; the fact that the Mirant Lovett facility remains in bankruptcy; Mirant’s substantial consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America and Mirant Asia-Pacific Limited contained in their financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and, the disposition of the pending litigation described in Mirant’s Form 10-Q for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.